Exhibit 99.1

Dear Znomics Shareholder:

As the new CEO of Znomics, I want to give you a report on our company’s significant progress of the past several months and our plans going forward in this difficult economic environment. Below I will discuss the positive status of our drug discovery activities, review the major market opportunities we see for our platform technology and potential products, and lastly how the new members of the Znomics team have gelled with existing staff to create an outstanding team that can deliver on the Znomics plan.

Drug Discovery Program Update

I’m delighted to report that our company is making significant progress in the development of its drug discovery business.  Znomics is seeking to discover new drugs by combining advanced medicinal chemistry with zebrafish technologies.  As you know, the company is focused on identifying potential drug compounds to treat diseases related to inflammation, cancer and metabolic disorders, and plans to collaborate with large pharmaceutical or biotechnology companies for clinical development and commercialization of the compounds.  Znomics also plans to leverage its technology platform for the benefit of pharmaceutical partners to successfully advance drug candidates from their internal drug discovery programs.  We intend to seek multiple collaborations with pharmaceutical companies to help drive our revenues and earnings.

Znomics has continued to make progress on its drug discovery programs. The inflammation program at Znomics is the most advanced, where novel chemical intellectual property is being generated and tested in zebrafish.  One of the most exciting attributes of using zebrafish is the ability to effectively sort through thousands of compounds and test how each of these compounds affects different aspects of a disease.

An advantage of the Znomics’ zebrafish technology is that it enables researchers to visualize directly the effect of drugs, including the impact on inflammation, bone density and other medically relevant conditions.  These effects are the same in zebrafish as they are in humans, and by testing new drugs this way, researchers can discover and optimize new drugs that have good anti-inflammatory properties while avoiding serious side effects. The company expects to identify novel preclinical compounds for the treatment of inflammatory disease shortly, after which it plans to ready them for partnering with a pharmaceutical company.

Our cancer program is in the hit-to-lead chemistry stage with multiple compounds identified from a high-throughput screen. Our metabolic disease project is at the stage of optimizing our zebrafish assays with a near-term goal of initiating screening for hit identification as part of our internal research program, along with partnering our assays with pharmaceutical and biotech companies who have synergistic research programs.

Most recently, Znomics announced the filing of several important provisional patent applications relating to the zebrafish technology, and plans to file future patents relating to the process and new chemical structures that have been created (release on October 13, 2008).

The Market Opportunity

The backdrop for Znomics’ business plan continues to be the fundamentals of the drug discovery process.  The pharmaceutical industry today is suffering from an inadequate pipeline of new drug candidates, and despite the continued heavy investment in R&D spending, which increased more than 25-fold from $2.0 billion annually in 1980 to $58.8 billion in 2007, the number of new drugs approved remained constant, between 10 and 20 per year.  As indicated in the below table, the company’s three internal therapeutic programs in inflammation, cancer and metabolic disease (obesity/diabetes) address sizable markets with unmet needs, creating opportunities for new products to be added to the standard of care.

Key Program	U.S. Market Size (Millions of Patients)	Current Market Size ($ Billions)
Inflammation/Arthritis	40	$19
Cancer	11	$63
Diabetes	18	$21
Obesity	94	$1

Source: Cowen & Co. Therapeutic Categories Outlook (2008); CDC NHANES Survey (2004); U.S. Census Bureau, (2004)

Znomics believes its drug discovery platform can potentially solve many of the pharmaceutical industry’s long-standing challenges to improve and accelerate the process of drug development and translate biomedical research into marketed new therapies, creating a compelling growth opportunity for the company.

Update on the Znomics Team

In the last several months, we assembled a world-class team of management and scientific leadership from the pharmaceutical arena, with an emphasis on drug discovery and development, and zebrafish expertise.  I’m excited to be working with a first-rate team and look forward to utilizing my more than 25 years of experience in the industry to lead Znomics through its next phase of growth.  By way of background, during my career, I have discovered, developed and successfully commercialized many products in the pharmaceutical and biotechnology arena.  I have also developed world-class teams capable of creating and delivering value.  Key new members of the scientific team include:

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Dr. Bruce Beutel, our chief scientific officer, joined the company in June 2008 (release on June 11, 2008), and brings more than 15 years of broad drug discovery expertise from “Big Pharma,” with more than 13 years spent at Abbott Laboratories leading multiple drug discovery programs.

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Dr. Stephane Berghmans joined Znomics earlier this year as director of drug discovery biology (release on March 6, 2008). He is a leading expert in zebrafish biology, with experience at Summit plc, a zebrafish company in the UK, and in academia at Harvard University.

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Dr. Ofir Moreno was appointed as the senior director of chemistry (release on August 25, 2008) and brings 14 years of experience in medicinal chemistry at Merck, Amgen, Corvas International and Dendreon, advancing compounds from discovery to clinical candidate selection.

These new team members have successfully been integrated into the existing team of Dr. Stephen Kurtz, director of operations, Dr. David Ransom, director of genetics and functional genomics, and Kerry Rea, chief financial officer.  The level of experience and capability in this team is outstanding and we expect it to be the foundation for Znomics’ future success.

On a personal note, my first two months as Znomics’ president and CEO have been both exciting and rewarding.  The Znomics technologies and capabilities have all met or exceeded my expectations.  However, the most exciting part of this new company for me has been the quality of the team leading the drug discovery effort.  They are outstanding!

I look forward to further communications with you and would like to take this opportunity to thank you for your support.  Please do not hesitate to contact me, or our chief financial officer, Kerry Rea, should you have any further questions.  We can be reached by email sent to mphilip@znomics.com or k.rea@znomics.com.

Sincerely,

Mark A. Philip, Ph.D.
President & CEO
Znomics, Inc.